UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 31, 2009 (Date of report)

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(Exact name of registrant as specified in its charter)

Michigan	1-31773	38-2505723
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1150 Elijah McCoy Drive, Detroit, Michigan 48202
(Address of principal executive offices)

(313) 871-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Jitendra N. Doshi was appointed interim Chief Executive Officer of the Company at the close of business on July 28, 2009.  On August 31, 2009, Mr. Doshi entered into an employment agreement with the Company.

The employment agreement provides Mr. Doshi, as interim Chief Executive Officer, with a salary at the rate of $275,000 annually, which, to the extent applicable, may be reviewed annually and adjusted, a car allowance of $600.00 per month and such employee benefits as are maintained or adopted by the Company for all employees.  The employment agreement is for a term of one (1) year, commencing effective as of July 28, 2009, and automatically renews for successive one-year periods, however, the agreement may be terminated at any time by the Company or Mr. Doshi with or without cause or notice.

If Caraco terminates Mr. Doshi for just cause or if Mr. Doshi terminates the employment agreement without cause or in the event of the death of Mr. Doshi, he shall be entitled to his base salary and benefits earned by him prior to such termination or date of death.  For purposes of the agreement, ‘just cause’ means dishonesty, or refusal or failure by Mr. Doshi to faithfully or diligently perform his duties, including the failure to adhere to the policies of the Board.  In the event Caraco terminates Mr. Doshi without just cause or if Mr. Doshi terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive monthly base salary payments and the Company shall continue premium payments for health insurance for six (6) months from the date of termination, and any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the text of the employment agreement, a copy of which Caraco intends to file with its Quarterly Report on Form   10-Q for the quarter ending September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Date: September 1, 2009	By: /s/ Gurpartap Singh Sachdeva
Gurpartap Singh Sachdeva
Senior Vice President – Business Strategies